EXHIBIT 10.25

COLLOCATION LICENSE AGREEMENT

     This Collocation License Agreement (the “Agreement”) is made as of the 29th day of June, 2001 (the “Effective Date”), by and between XO Communications, Inc. (“XO”) and its Authorized Entities, which are either an affiliate or subsidiary of XO Communications, Inc., with an office at 11111 Sunset Hills Road Reston, VA 20190 (“XO”), and udate.com, Inc, a Delaware corporation, with an office at New Enterprise House, St Helens Street, Derby, UK DE22 1GY (“Customer”). In consideration of the mutual covenants and promises described herein, XO and Customer agree as follows:

     WHEREAS, XO and/or its affiliates currently own or lease certain premises (the “Premises”) described in the Collocation Schedule(s) and amendments thereto, if any, identified herewith and made a part hereof; and

     WHEREAS, Customer desires access to a portion of the Premises to locate therein certain communications interconnection equipment and cabling for the purpose of interconnecting the Equipment with the XO communications network (the “XO Network”); and

     WHEREAS, XO is willing to grant Customer a license to occupy a portion of the Premises upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, Customer and XO (collectively the “Parties”) hereby agree as follows:

1.      License to Occupy and Permissible Use.

        A.      Subject to the terms provided below, XO hereby grants to Customer a license (the “License”) to install, operate, maintain, and repair a communications system, associated equipment, lines and cables connected thereto, and/or hardware server(s) and its associated cables (collectively, the “Equipment”) in a portion of the Premises depicted in the Collocation Schedule attached hereto (the “Equipment Space”). As defined herein, the term “Equipment” shall include, if Customer has signed a Telco Collocation Schedule, only transmission equipment, such as optical terminating equipment and multiplexes; or, if Customer has signed a Server Collocation Schedule, “Equipment” includes but is not limited to the server hardware and other associated equipment necessary for the support of such hardware. The term “Equipment” shall specifically not include voice circuit switching equipment. Customer shall co-locate the Equipment with XO’s communications facilities and associated equipment (the “Facilities”) at the Premises.

        B.      Each Telco Collocation Schedule shall have attached thereto the following Exhibits: Telco Collocation Terms and Conditions, identified as Exhibit A, General Nondisclosure Agreement as Exhibit B, the Floor Plan for the Equipment Space, identified as Exhibit C and Dispatch Labor Charges, identified as Exhibit D. Each Telco Collocation Schedule shall only be effective upon its full execution by the Parties and together with the terms hereof and the related exhibits shall constitute the entire agreement between the Parties with respect to the Equipment Space (collectively the “Agreement”).

        C.      Each Server Collocation Schedule shall have attached thereto the following Exhibits: Server Collocation Terms and Conditions, identified as Exhibit A, General Nondisclosure Agreement, identified as Exhibit B. Each Server Collocation Schedule shall only be effective upon its full execution by the Parties and together with the terms hereof and the related exhibits shall constitute the entire agreement between the Parties with respect to the Equipment Space (collective the “Agreement”).

        D.      Customer shall use the Equipment Space and the Equipment installed with the Premises solely to provide communications services to or for the benefit of itself and its customers. Such usage is further subject to the provisions set forth in a Collocation Schedule. Customer shall not prohibit or interfere with the use of the Premises or any portion thereof, by XO or other tenants, customers or occupants of the Premises. Customer shall not sublicense, lease, rent, share, resell or allow the use of the Equipment or Equipment Space, in whole or in part, by any third party, including but not limited to other providers of computer or communications services, without XO’s prior written consent.

2.	Term. The term of the License to occupy each Equipment Space shall begin on the “Requested Service Date,” set forth in paragraph 3 of each individual Telco or Server Collocation Schedule or, on the date that XO completes the build-out of the Equipment Space, whichever is later. In the event that Customer does not accept a site within 72 hours of XO’s build-out completion, XO will begin billing for the space. The minimum term of Customer’s license to occupy the Equipment Space shall be the period set forth in each Collocation Schedule (the “Term”). In the event the XO is delayed in tendering possession of the Equipment Space to the Customer for any reason other than the acts of omissions of Customer, Customer shall not be obligated to pay the License Fee (as defined in the applicable Collocation Schedule) set forth in the Collocation Schedule until such time as XO tenders possession of the Equipment Space to Customer. Except as provided herein, XO shall not be liable to Customer in any way as a result of such delay or failure to tender possession.

3.      Renewal. Following the expiration of the term as set forth in each Collocation Schedule, Customer’s license shall automatically renew on a month to month basis in accordance with the same terms and conditions specified herein, unless terminated by either Customer or XO upon sixty (60) days prior written notice. Customer shall also have an option to renew the Term for an additional term, subject to agreement by the parties on the License Fee for the renewal period, which License Fee will be the then-current market rate for the License. Customer’s option to renew the License for each Equipment Space shall be contingent on the election by XO to continue to own or lease the Premises in which the Equipment Space is located for the duration of the Renewal Period(s), such election to be exercised at the sole discretion of XO.

4.      Early Termination. If Customer chooses to end a license for any site prior to the end of the contracted term for the site, the Customer will be responsible for a termination charge equal to the monthly recurring charges for the site multiplied by the number of months remaining in the contracted term.

5.      Reservation of Rights. XO reserves the right to grant, renew or extend similar licenses to others for locating equipment and facilities in the Premises. Customer acknowledges that it has been granted only a license to use and occupy the Space and that it has not been granted, nor does it possess, any real property interests in the Space. No use of the Space or XO Location by Customer or payment of any charges required under this Agreement shall create or vest in Customer any easements or other ownership or real property interest of any kind or nature. If this Agreement shall be construed by the landlord or the sub-landlord of the XO Location (if applicable) to be a violation of the lease or sublease under which XO occupies the XO Location, then upon the request of XO, Customer shall either enter into an agreement approved by such landlord or sub-landlord, or immediately remove Customer’s Equipment from the XO Location. XO agrees to use commercially reasonable efforts to cooperate with Customer in obtaining the approvals Customer may need to obtain from the landlord or sub-landlord.

6.      Interconnection. XO shall allow Customer to connect the Equipment to the XO Facilities in accordance with industry accepted practices and procedures.

7.      Customer’s Covenants and Warranties. Customer hereby covenants and warrants:

A.      To keep the Equipment Space and the Equipment in good order, repair and condition throughout the Term and to promptly and completely repair all damage to the Premises caused by Customer;

B.      To comply with federal, state and municipal laws, orders, rules and regulations applicable to its activities and the Equipment; and

C.      Not to disrupt, adversely affect or interfere with other providers of services in the Premises or with any occupant’s use and enjoyment of its leased premises or the common areas of the Premises.

D.      To pay its monthly license fee when due and to provide written notice to XO if such payment is disputed.

E.      Customer represents and warrants to XO that it ahs obtained or will obtain, at Customer’s sole cost and expense and prior to the installation of any of Customer’s Equipment, from all applicable public and/or private authorities, all leases, licenses, authorizations, permits, rights of way, building access agreements and easements necessary to install and operate Customer’s Equipment within the Premises (collectively, the “Authorizations”). Customer further represents and warrants that it will maintain all such Authorizations throughout the term of this Agreement.

8.      Environmental Responsibility

A.	XO and Customer agree to comply with applicable federal, state and local environmental and safety laws and regulations including U.S. Environmental Protection Agency (EPA) regulations issued under the Clean Air Act, Clean Water Act, Resource Conservation and Recovery Act, Comprehensive Environmental Response, Compensation and Liability Act, Superfund Amendments and Reauthorization Act and the Toxic Substances Control Act and OSHA regulations issued under the Occupational Safety and Health Act of 1970 (“EH&S Laws”). Each Party has the responsibility to notify the other if compliance inspections occur and/or citations are issued that impact any aspect of this Agreement or involve XO potential employee exposure.

B.	XO and Customer shall provide notice of known and recognized physical hazards or hazardous chemicals that must include providing Material Safety Data Sheets (MSDSs) for materials existing on site or brought on site to the Premises. Each Party is required to provide specific notice for potential imminent danger conditions which could include, but is not limited to, a defective utility pole or significant petroleum contamination in a manhole.

C.	Any materials brought, used or remaining at the Premises by Customer are owned by Customer. Customer will indemnify XO for these materials. No substantial new safety or environmental hazards can be created or new hazardous materials can be used at the Premises. Customer must demonstrate adequate emergency capabilities for its materials used or remaining at the Premises.

D.	Customer should obtain and use its own environmental permits, approvals, or identification numbers, to the extent such permits, approvals, or identification numbers are required under applicable EH&S Laws. If the relevant regulatory authority refuses to issue a separate permit, approval, or identification number to Customer, XO’s permit, approval, or identification number may be used, and Customer must comply with all of XO’s environmental practices/procedures relating to the activity in question, including use of environmental “best management practices” (BMP)” and/or selection of disposition vendors and disposal sites in accordance with XO’s selection criteria.

E.	Customer visitors must comply with XO security, fire safety, environmental and building practices/codes including any necessary training when working in XO facilities.

F.	Customer and XO shall coordinate plans or information required to be submitted to government agencies, such as emergency response plans and community reporting. If fees are associated with filing, Customer and XO must develop a cost sharing procedure.

G.	Notwithstanding Article 10, with respect to environmental responsibility under this Article 9, XO and Customer shall indemnify, defend, and hold harmless the Other Party from and against any claims (including without limitation, Third Party claims for personal injury or real or personal property damages), judgments, damages (including direct and indirect damages, and punitive damages), penalties, fines, forfeitures, cost, liabilities, interest and losses approximately caused by the indemnifying Party’s neglect or willful misconduct regardless of form, or in connection with the violation or alleged violation of any applicable requirement with respect to the presence or alleged presence of contamination arising out of the indemnifying Party’s acts or omissions concerning its operations at the Facility.

Activities impacting safety or environment of a Right of Way must be harmonized with the specific agreement and the relationship between XO and the private landowner. This could include limitations on equipment access due to environmental conditions (e.g. wetland area with equipment restrictions).

9.      Indemnification. Customer shall defend, indemnify, and hold XO, its principals, officers, directors, agents, and employees harmless from and against any loss, cost, damage, liability, claims and expenses of any kind arising directly or indirectly from the installation, operation, maintenance and repair of the Equipment or from Customer’s or any of Customer’s subcontractors’ or agents’ acts or omissions including, but not limited to, reasonable attorney’s fees and court costs, except to the extent such loss, damage, cost or expense is due to the negligence or willful misconduct of XO or its employees or agents. The provisions of this Section 10 shall survive termination of this Agreement.

10.      Insurance.

        A.      Customer shall maintain such insurance, including through a blanket policy, as will fully protect both Customer and XO from any and all claims by employees of Customer under the Workers’ Compensation Act or employer’s liability laws, including any employers’ disability insurance laws, and for any and all other claims of whatever kind or nature for any and all damage to property or for personal injury, including death to anyone whomsoever, that may arise from Customer’s acts or omissions, including without limitation installation, operations, maintenance or repair services, in or around the Premises by Customer or by anyone directly or indirectly engaged or employed by Customer. Customer shall provide XO with certificates evidencing the required coverage before XO begins any installation work or services in or around the Premises and indicating that XO shall be notified not less than sixty (60) days prior to any cancellation or material change in any coverage. Such insurance shall also name XO as an additional insured party under the coverage.

        B.      Customer’s General Liability Insurance shall be a combined single limit of $5,000,000.

        C.      Insurance described in subsections (a) and (b) of this Section 11 shall be maintained by Customer throughout the term of this Agreement and any period during which any claims arising from this Agreement are or may be outstanding. Upon Customer’s default in obtaining or delivering any such policy or certificate of insurance or Customer’s failure to pay the premiums therefore, XO may (but shall not be obligated to) secure or pay the premium for any such policy and charge Customer the cost of such premium, or XO may terminate this Agreement without liability to Customer.

11.      Liens. Customer shall be responsible for the satisfaction or payment of any liens for any provider of work, labor, material or services claiming by, through or under Customer. Customer shall also indemnify, hold harmless and defend XO against any such liens, including reasonable attorneys’ fees. Such liens shall, at XO’s discretion, be discharged by XO within 30 days after notice of filing thereof by bonding, payment or otherwise, provided that Customer may contest any such liens in good faith and by appropriate proceedings.

12.      Subcontractors. Customer may subcontract any portion of work within the Premises contemplated by this Agreement to any entity competent to perform such work. Customer must obtain XO’s written approval before utilizing any subcontractor to perform any activities under this Agreement, such approval not to be unreasonably withheld or delayed, and provide evidence that subcontractor maintains the same or additional insurance coverage as Customer. In no event shall such subcontract relieve Customer of any of its obligations or liabilities under this Agreement for its subcontractors.

13.      Confidentiality. The Parties agree that all documentation and information provided by the other shall be used solely in connection with the installation, operation, maintenance, and repair of the Equipment, that all such documentation and information shall be deemed proprietary to the disclosing party and shall be received and maintained in confidence. Each Party shall preserve the other Party’s confidential information provided to it hereunder with at least the same degree of care in protecting its own confidential or proprietary information, and shall execute and comply with the terms and conditions of the non-disclosure agreement attached. Additionally, Customer shall not issue any press releases or make any statements concerning XO without the prior written approval of XO.

14.      Termination.

A.      Termination for Breach. Either party may terminate the Agreement if the other party materially breaches any warranty, representation, agreement, or obligation contained or referred to in the Agreement, provided the non-breaching party has given the breaching party notice of such breach and there has been a failure to cure such breach within a 30 calendar day cure period, unless another cure period is noted below, after receipt of such notice, provided further, however, in the event of a material breach by Customer, XO may terminate the agreement immediately.

        B.      Events of Material Breach. Events of material breach of a warranty, agreement, representation, or obligation include, but are not limited to:

                 I.      Interference or damage caused to Facilities or other equipment or facilities at the Premises by the installation, operation, maintenance, replacement or repair of the Equipment, which breach must be cured within 24 hours;

                 II.     Failure by Customer to pay the License Fee and interest as and when due, which breach must be cured within a ten calendar day period;

                 III.      Breach by Customer of any material non-monetary provision of the Agreement;

                 IV.      If Customer abandons or deserts the Equipment during the Term hereof or Customer removes from the Premises (and does not replace or substitute equipment for) all of the Equipment; and

                 V.      Customer’s failure to complete all installation activities within one month of the Effective Date.

                 VI.      Failure to observe the use provisions set forth in Section 1.D. above.

                 VII.      Cancellation of this Agreement either prior to or after Customer has taken possession of the Equipment Space and/or XO has begun the build-out of the requested space.

                 VIII.      Violation of the confidentiality/press release provisions contained herein.

        C.      Early Termination

                 Notwithstanding anything contained herein to the contrary, in the event XO is required to construct and/or acquire special facilities or equipment in order to provide the Equipment Space to Customer, Customer acknowledges and agrees that XO may therefore incur significant costs and expenses in preparing such Equipment Space for Customer, including but not limited to costs associated with constructing and/or acquiring the Facilities necessary for delivery of the Equipment Space to Customer. In addition to any other rights and remedies XO may have at law, in equity or as provided herein, Customer agrees that if Customer cancels this Agreement or any individual Service order after signature but prior to the Requested Service Date, or if Customer terminates this Agreement or any individual Schedule prior to expiration of the term, Customer shall reimburse XO for all costs and expenses XO incurred in constructing and/or acquiring such Equipment.

15.       Disclaimers

        A.      The warranties and remedies set forth in this Agreement constitute the only warranties and remedies with respect to this Agreement. SUCH WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR USE.

        B.      Damages Limitation and Disclaimer.

        IN NO EVENT SHALL XO BE LIABLE TO CUSTOMER OR TO CUSTOMER’S END USERS OR OTHER THIRD PARTIES FOR ANY INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION ANY LOST PROFITS, LOST GOODWILL, OR LOST BUSINESS, ARISING UNDER OR AS A RESULT OF THIS AGREEMENT, EVEN IF XO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR EVEN IF DUE TO XO’S OWN DAMAGES.

FURTHERMORE, IN NO EVENT WILL XO BE LIABLE TO CUSTOMER FOR ANY DAMAGES, DIRECT OR INDIRECT, TO CUSTOMER-SUPPLIED EQUIPMENT ARISING OUT OF CUSTOMER’S USE OF THE PREMISES OR THE SERVICES PROVIDED HEREUNDER, UNLESS SUCH DAMAGES ARE THE DIRECT RESULT OF XO’S NEGLIGENCE OR WILLFUL MISCONDUCT. IN ANY EVENT, XO’S LIABILITY UNDER THIS AGREEMENT SHALL NOT EXCEED THE TOTAL LICENSE FEES PAID TO XO HEREUNDER IN THE LATEST THREE MONTHS OF THE AGREEMENT.

16.       Miscellaneous

           A.      Assignment. Customer shall not assign, transfer or otherwise encumber any interest it has hereunder or may have in the Equipment Space, this Agreement or delegate its duties hereunder without the prior, written consent of XO, which consent will not be unreasonably withheld or unduly delayed; provided, however, that XO’s consent shall not be required with respect to an assignment, transfer or encumbrance of any interest in the Equipment Space, this Agreement or delegation of duties by Customer to an affiliate or subsidiary of Customer. In the event of a merger or acquisition or sale of all or substantially all of the assets of Udate, however, Udate will provide XO notice of its intent to assign this Agreement and request for consent from XO, such consent not to be unreasonably withheld or unduly delayed. This Agreement shall inure to the benefit of and be binding on all successors and assigns. Any assignment in contravention of these provisions shall be null and void.

           B.      Notice. Every notice required or permitted hereunder shall be in writing and shall be delivered to the Party’s address set forth in the preamble of the Agreement. Either Party may change its address for the purpose of notice hereunder by providing the other Party with notice of the new address.

           C.      Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York. Venue for any action between the Parties shall be in New York, and Customer agrees to accept personal jurisdiction of such courts.

           D.      Severability. If any term or condition of the Agreement shall to any extent be held invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall not be affected thereby, and each term and condition shall be valid and enforceable to the fullest extent permitted by law.

           E.      Nonwaiver. Any failure or delay by either Party to exercise or partially exercise any right, power or privilege under the Agreement shall not be deemed a waiver of any such right, power, or privilege under the Agreement.

           F.      Modifications. No modifications or amendments to the Agreement and no waiver of any provisions hereof shall be valid unless in writing and signed by duly authorized representatives of the Parties.

           G.      Binding Effect. The Agreement binds the named Parties and each of their employees, agents, independent contractors, representatives and persons associated with it.

           H.      Authorization. Both Parties have full power and authority to enter into and perform this Agreement. The representatives signing this Agreement on behalf of the Parties have been properly authorized and empowered to enter into this Agreement.

           I.      Regulatory and Legal Compliance. The Parties acknowledge that the respective rights and obligations of each Party as set forth in this Agreement are based on existing law and the regulatory environment as it exists on the date of execution of this Agreement. In the event of any effective legislative, regulatory or judicial order, rule, regulation, arbitration or dispute resolution or other legal action affecting the provisions of this Agreement which become effective after the date of execution of this Agreement, either Party may, by providing written notice to the other Party, require that the affected provisions of this Agreement be renegotiated in good faith. This Agreement shall be amended accordingly to reflect the pricing, terms and conditions of such Amendment. In addition, to the extent this Agreement involves Customer’s provisioning of internet services or access to the internet or internet protocol, Customer warrants that all traffic being delivered by Customer to XO and all traffic that XO delivers to Customer that has originated in the local calling area in which Customer’s terminating NXX is assigned and/or in which such traffic is terminated to Customer, is local traffic or is legally entitled to be treated as local under all applicable federal, state and local laws, administrative and regulatory requirements and any other authorities having jurisdiction over the subject matter of this Agreement.

           J.      Acknowledgment of Understanding. The Parties acknowledge that they have read the Agreement, understand it and agree to be bound by its terms and conditions. Further, the Parties agree that the Agreement is the complete and exclusive statement of the agreement between the Parties relating to the subject matter of the Agreement, and supersedes all protocols, letters of intent or prior agreements, oral or written, and all other communications and representations between the Parties relating to the subject matter of the Agreement.

           K.      Attorney’s Fees and Costs. If any litigation is brought to enforce, or arises out of the Agreement or any term, clause, or provision hereof, the prevailing Party shall be awarded its reasonable attorneys’ fees together with expenses and costs incurred with such litigation, including necessary fees, costs, and expenses for services rendered, as well as subsequent to judgment in obtaining execution thereof.

           L.      Independent Contractor Relationship. Nothing contained herein shall be construed to imply a joint venture, partnership, or employer and employee relationship between the Parties. Neither Party shall have any right, power or authority to create any obligation, express or implied, on behalf of the other except as defined in this Agreement or as mutually agreed to under the terms of this Agreement. The employees or agents of one Party shall not be deemed or construed to be the employees of the other Party for any purpose whatsoever.

           M.      Force Majeure. Neither Party shall be liable or responsible for delays or failures in performance resulting from events beyond the reasonable control of such Party. Such events shall include but not be limited to acts of God, strikes, lockouts, labor disputes, riots, acts of war, epidemics, acts of government, fire, power failures, nuclear accidents, earthquakes, unusually severe weather, or other disasters, whether or not similar to the foregoing. Customer shall be entitled to abate payment of the License fee during the pendency of any delays or failures in performance caused by or resulting from an event beyond the reasonable control of a party.

           N.      Authority. Neither Party shall have any authority to bind, obligate or commit the other Party by any representation or promise without the prior written approval of the other Party.

           O.      Remedies. Except as otherwise provided for herein, no remedy conferred by any of the specific provisions of the Agreement is intended to be exclusive of any other remedy. Each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder, now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by either party shall not constitute a waiver of the right to pursue other available remedies. If Customer commits a material breach or default of this Agreement as set forth in Paragraph 16 above, all monies due hereunder will become due and payable immediately.

           P.      Survival. The terms, conditions and warranties contained in the Agreement by their sense and context are intended to survive the performance hereof by the Parties hereunder shall survive the completion of the performance, cancellation or termination of the Agreement.

XO Communications	UDATE.COM, INC.

By ___________________________	By /s/ Martin Clifford
Printed Name ___________________	Printed Name Martin Clifford
Title __________________________	Title COO
Date __________________________	Date 29.06.2001